EXHIBIT 10.19

February 20, 2008

[name and address of director]

RE: Continental Airlines Flight Benefits

Dear [first name],

At its November 27, 2007 meeting, the Board of Directors of Continental Airlines, Inc. (the "Company"), acting pursuant to the recommendation of the Corporate Governance Committee of the Board of Directors and resolutions duly adopted by the Board, made certain adjustments to our flight benefits program in order to comply with I.R.C. Section 409A ("409A"). This letter agreement sets forth the contractual obligations of the parties with respect to the flight benefits, as contemplated and authorized by such resolutions. This letter agreement supersedes and replaces any prior agreements between you and the Company relating to flight benefits.

Flight Benefits are provided for your lifetime subject to the terms and conditions set forth in Exhibit A attached hereto. For purposes of Exhibit A, you are referred to as "Non-Employee Director."

This letter agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means, whether director or indirect, by purchase, merger, consolidation, or otherwise. This letter agreement and the benefits or obligations hereunder may not be assigned by you.

If you are in agreement with the terms of this letter agreement and the terms of the flight benefits set forth on Exhibit A, please execute the attached copy hereof and return it to the Company at the above address, whereupon this letter agreement will become a binding obligation of the parties hereto.

Very truly yours,

CONTINENTAL AIRLINES, INC. ACCEPTED AND AGREED

As of the date first above written

By: __________________________

Jennifer L. Vogel [name of director]

Senior Vice President,

General Counsel, Secretary and

Chief Compliance Officer

Continental Airlines, Inc.

Flight Benefits Effective January 1, 2008

1. Scope; Effectiveness. Effective January 1, 2008, Flight Benefits will be provided for your lifetime subject to the terms set forth in this Exhibit A. Non-Employee Director's accrued benefits and rights with respect to the Flight Benefits under the terms of Non-Employee Director's existing agreement(s) with Company are hereby surrendered and cancelled.

2. Definitions. As used in this Exhibit, the following terms shall have the meanings assigned below.

(i) "Flight Benefits" shall mean lifetime flight benefits on each airline in the CO System consisting of the following:

(a) space available flight passes, including appropriate flight pass identification cards, for Non-Employee Director and Non-Employee Director's Eligible Family Members;

(b) a Universal Air Travel Plan (UATP) card or, in the event of discontinuance of the UATP program, a similar charge card or other authorization mechanism permitting the purchase of air travel through direct billing to Company or any successor or successors thereto (which successor card or mechanism shall be deemed included as appropriate in all references herein to "UATP card") in Non-Employee Director's name for charging (subject to the restrictions set forth in paragraph 3 below) on an annual, calendar-year basis up to the Annual Travel Limit, tickets on the CO System (in any fare class) for travel by Non-Employee Director, Non-Employee Director's spouse, Non-Employee Director's family and significant others as determined by Non-Employee Director;

(c) Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Non-Employee Director's and Non-Employee Director's spouse's names;

(d) a membership for Non-Employee Director and Non-Employee Director's spouse in Company's Presidents Club (or any successor program); and

(e) payment by Company to Non-Employee Director, while Non-Employee Director serves as a member of the Board of Directors of Company (and, if Non-Employee Director shall have five or more years of service on the Board of Directors of Company, or retires from the Board after age 70, for the lifetime of Non-Employee Director), of an annual (calendar year) amount up to the Annual Gross Up Limit sufficient to pay, on an after tax basis (i.e., after the payment by Non-Employee Director of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from flights purchased with the UATP card or resulting from any other flight benefits extended to Non-Employee Director as a result of Non-Employee Director's service to Company, and any payment by Company to Former Director pursuant to this paragraph 2(e) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Non-Employee Director (but not later than the end of the taxable year following the year in which such tax is remitted).

(ii) "affiliates" means any entity controlled by, controlling, or under common control with Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

(iii) "Annual Travel Limit" means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Non-Employee Director equal to the amount of the annual grant Non-Employee Director received for 2007, which annual amount shall be adjusted upon any change in the valuation methodology used by Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level for purchases of tickets on the CO System (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Travel Limit would be increased by 15%). In determining any adjustment, Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to Non-Employee Director upon request. Company will provide Non-Employee Director an annual statement specifying the Annual Travel Limit and will notify Non-Employee Director promptly of any adjustments to the Annual Travel Limit described in this paragraph. Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

(iv) "Annual Gross Up Limit" means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Non-Employee Director in an amount equal to the amount of the annual grant Non-Employee Director received for the flight benefits program year 2007, which amount shall be adjusted upon any change in the valuation methodology used by Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level of tax gross up (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Gross Up Limit would be increased by 15%). In determining any adjustment, Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to Non-Employee Director upon request. Company will provide Non-Employee Director an annual statement specifying the Annual Gross Up Limit and will notify Non-Employee Director promptly of any adjustments to the Annual Gross Up Limit described in this paragraph. Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

(v) "CO System" shall mean (a) flights operated by Company or any of its affiliates or any successor or successors thereto and (b) flights operated on behalf of Company by any third party under capacity purchase agreements with Company; provided that, unless otherwise communicated to Non-Employee Director and subject to clause (b), CO System shall not include flights on any other carriers, including Continental Connection carriers and other alliance/codeshare carriers.

(vi) "Eligible Family Members" means, with respect to each annual benefit year, Non-Employee Director's spouse or travel companion, dependent unmarried children through age 20 and through age 25 if full-time students, and a maximum of two parents (which may be biological or step-parents); provided that an Eligible Family Member shall not include any individual with respect to whom a benefit described in paragraph 2(i)(a) is taxable.

3. Restrictions on Use; Consequences of Misuse.

(i) Personal Use Restriction. Non-Employee Director agrees that the Flight Benefits are to be used solely for personal reasons and may not be used for business purposes (other than business on behalf of Company), and that credit availability on Non-Employee Director's UATP card may be suspended and Non-Employee Director's UATP card may be revoked or cancelled if (A) such UATP card is used for business purposes (other than business on behalf of Company) and (B) after receiving written notice from Company to cease such usage, Non-Employee Director again uses Non-Employee Director's UATP card for any business purpose (other than business on behalf of Company).

(ii) Booking and Ticketing; Accounting; Reimbursement.

(a) No tickets issued on the CO System in connection with the Flight Benefits may be purchased other than directly from Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Non-Employee Director or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.

(b) Non-Employee Director shall be responsible for all charges on Non-Employee Director's UATP card in excess of the Annual Travel Limit or that are not for flights on the CO System. Non-Employee Director agrees to reimburse Company, after receipt of an invoice or other accounting statement, for all charges on Non-Employee Director's UATP card that are not for flights on the CO System and that are not otherwise reimbursable to Non-Employee Director under the applicable policies of Company for reimbursement of business expenses of Non-Employee Directors of Company, or that are for tickets in excess of the Annual Travel Limit or that violate the restrictions set forth in this Exhibit, which reimbursement shall be made promptly (and in any event within 45 days after receipt of such invoice or other accounting statement). Non-Employee Director agrees that the credit availability under Non-Employee Director's UATP card may be suspended if Non-Employee Director does not timely reimburse Company as described in the foregoing sentence or if Non-Employee Director exceeds the applicable Annual Travel Limit; provided, that, immediately upon Company's receipt of Non-Employee Director's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Non-Employee Director's UATP card will be restored.

4. Imputed Income. The sole cost to Non-Employee Director of flights on the CO System pursuant to use of Non-Employee Director's Flight Benefits will be the imputed income with respect to flights on the CO System charged on Non-Employee Director's UATP card, or as otherwise required by law, and reported to Non-Employee Director as required by applicable law. For purposes of tax reporting of Flight Benefits, it is the practice of Company to calculate taxable amounts based on the fiscal period commencing November 1 and ending on the following October 31 (for example, Flight Benefits utilized (i.e. "flown") during the twelve-month period from November 1, 2007 to October 31, 2008 are reported as a taxable benefit for year 2008). Company shall have sole discretion to change this practice, including if additional reporting tools become available to process Flight Benefits data or as required by law.

5. Section 409A Matters. It is intended that the Flight Benefits program described in this Exhibit comply with the limitations and requirements of Section 409A of the Internal Revenue Code (the "Code") to the extent applicable, and all provisions herein shall be construed and interpreted in accordance with such intent. If Company reasonably determines in good faith that any provision of such program, when considered individually or in connection with the terms of any other nonqualified deferred compensation plan maintained by Company or any affiliate of Company, violates Section 409A of the Code, such provision will not be effected but will instead be interpreted and amended to comply with Section 409A of the Code, and any corrections of operation or administration necessary to comply with Section 409A of the Code shall be implemented; provided, however, that no such interpretation, amendment or correction shall result in Non-Employee Director being treated worse than other former non-management members of the Board of Directors of Company who terminated service with flight benefits substantially equivalent to those provided upon termination of service by Non-Employee Director.

6. Survivor Benefits. Upon Non-Employee Director's death, in addition to the lifetime benefits provided Non-Employee Director's spouse pursuant to paragraphs 2(i)(c) and (d) of this Exhibit, Non-Employee Director's surviving spouse and children will be permitted to continue to use (in the proportions specified in Non-Employee Director's last will and testament or, if not so specified or if Non-Employee Director dies intestate, in equal proportions) Non-Employee Director's Flight Benefits as follows) an annual survivor travel limit shall be granted annually on January 1 of each calendar year during the ten calendar year period beginning January 1st of the calendar year following Non-Employee Director's death and ending on December 31st of the year of the tenth anniversary of the Non-Employee Director's death (such annual survivor benefit amount to be $10,000), which annual amount shall be adjusted upon any change in the valuation methodology used by Company for imputed income from flights for U.S. federal income tax purposes so as to preserve an annual benefit level for purchase of tickets on the CO System at least as favorable as the benefit in effect on January 1, 2008. In determining any adjustment pursuant to the first sentence of this paragraph, Company shall be entitled to rely on its good faith calculation as verified by its internal audit department or independent auditors, which calculation will be provided to the Non-Employee Director's surviving spouse and children upon request. Company will provide Non-Employee Director's surviving spouse and children an annual statement specifying the annual survivor benefit and any adjustments described in this paragraph. Any portion of the annual survivor benefit described in this paragraph that remains unused at the end of the calendar year for which it was awarded shall terminate and be of no further use or value. All rights, duties and obligations of Non-Employee Director, and all rights, duties and obligations of Company, relating to Non-Employee Director's usage of Flight Benefits contained in this Exhibit shall be applicable to usage of Non-Employee Director's Flight Benefits by Non-Employee Director's surviving spouse and children, and the provision of such Flight Benefits to Non-Employee Director's surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by Non-Employee Director's surviving spouse and children who may use such Flight Benefits.